P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
October 22, 2013		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES 3RD QUARTER 2013 EARNINGS
_____________________________________________________________________

Summary third quarter 2013 results:

•	Diluted earnings per share were $0.23 for the quarter and $1.16 through nine months of 2013.

◦	Peoples incurred a $2.2 million additional income tax expense from surrendering BOLI during the quarter with the proceeds reinvested into higher-yielding assets.

◦	Third quarter 2013 earnings also impacted by $264,000 of pension settlement charges.

◦	Acquisition activities resulted in pre-tax expenses of $182,000 for the quarter and $284,000 year-to-date.

•	Total loan balances experienced 10% annualized growth from the linked quarter and grew 7% from a year ago.

◦	Nearly half of the increase in total loan balances was due to residential mortgage loan growth.

◦	Non-mortgage consumer balances grew at a 29% annualized rate for the quarter and 26% since year-end 2012.

◦	Commercial loan growth in 2013 has been offset by unexpected prepayments and efforts to improve quality.

•	Bottom-line earnings continue to benefit from favorable asset quality trends and sizable recoveries of prior losses.

◦	Nonperforming assets were 1.06% of gross loans and OREO at September 30, 2013 versus 1.58% at year-end 2012.

◦	Gross recoveries exceeded charge-offs by $0.7 million for the quarter and $2.5 million on a year-to-date basis.

◦	Allowance for loan losses decreased to 1.60% of gross loans at September 30, 2013, from 1.81% at year-end 2012.

◦	Peoples' earnings benefited from a $0.9 million recovery of loan losses for the quarter and $3.4 million year-to-date.

•	Third quarter total revenue was 4% higher than the linked quarter and up 6% over the prior year.

◦	Non-interest income was up 4% from the linked quarter due largely to higher deposit service charge income.

◦	Acquisitions and increased sales production resulted in double-digit year-over-year growth in fee-based revenues.

◦	Net interest income and margin benefited from continued loan growth and slightly higher long-term interest rates.

•	Operating expenses were generally in line with Peoples' prior guidance.

◦	Total non-interest expense was $17.3 million versus the projected third quarter 2013 level of $16.7 million.

◦	Peoples' prior estimates did not consider the $446,000 of pension settlement charges and acquisition-related costs.

◦	Total expenses were higher than the prior year due to acquisitions and other initiatives to grow revenue.

•	Retail deposit balances were relatively flat, while overall mix continued to shift toward low-cost core deposits.

◦	Period-end balances were impacted by a single commercial customer maintaining a higher than normal balance.

◦	Average retail balances fell 3% from the linked quarter due to normal seasonal variances in certain deposit balances.

◦	Non-interest-bearing deposits continued to comprise over one-fifth of Peoples' total deposits at September 30, 2013.

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the quarter ended September 30, 2013. Net income totaled $2.5 million for the third quarter of 2013, representing earnings per diluted share of $0.23. In comparison, net income was $4.9 million or $0.46 per diluted share for the second quarter of 2013 and $4.8 million or $0.45 per diluted share for the third quarter of 2012. Third quarter 2013 earnings were reduced by $2.2 million (or $0.21 per diluted share) for a federal income tax liability associated with Peoples' surrender of bank owned life insurance ("BOLI") contracts during the quarter. On a year-to-date basis, net income totaled $12.5 million, or $1.16 per diluted share, through September 30, 2013, versus $16.5 million, or $1.56 per diluted share, for the same period a year ago.
"Our third quarter results were generally positive despite the lower earnings due to the additional income tax expense related to our BOLI transaction," said Chuck Sulerzyski, President and Chief Executive Officer. "We experienced another quarter of solid loan growth driven by increased consumer lending. Overall revenue generation remained strong and growing, while operating costs were generally consistent with our target levels. We also benefited from additional recoveries of prior loan losses which boosted bottom line earnings."
Sulerzyski continued, "However, our most exciting news for the quarter was the acquisition of Ohio Commerce Bank in the greater Cleveland area. This recently completed transaction adds several new customer relationships with over $97 million of loans and $111 million in deposits. We believe the potential for meaningful long-term growth exists in this region given its level of economic activity and attractive customer demographics."
As previously disclosed, Peoples has taken steps in 2013 to reduce its investment in BOLI, which included a partial withdrawal of the original premium paid, followed by a complete surrender of certain policies. The full surrender caused Peoples to incur a $2.2 million federal income tax liability in the third quarter of 2013 for the gain associated with the policies surrendered. At June 30, 2013, the BOLI polices surrendered had a cash surrender value of $42.8 million and cost basis of $36.5 million. During the third quarter of 2013, Peoples received $36.2 million from the liquidation of the investments underlying the BOLI policies. These funds were redeployed into Peoples' investment portfolio with the long-term goal of funding future loan growth, which is expected to contribute at least $1 million to Peoples' annual net interest income. Peoples expects to receive the remaining cash surrender value during the first quarter of 2014.
"For many years, our BOLI performed very well, generating favorable returns compared to many other investment options," said Edward Sloane, Chief Financial Officer and Treasurer. "However, the trend has been less favorable since 2008 due to adverse conditions in the financial markets, with minimal income being recognized for the past several quarters. We expected BOLI to continue underperforming for many years to come. Given this situation, we deemed it prudent to exit our BOLI investment, even with the one-time charge, considering the potential for improving long-term shareholder value. Essentially, we sold a $43 million non-earning asset and redeployed the proceeds into earning assets and expect to recover the one-time charge fairly quickly."
For the third quarter of 2013, net interest income was $13.7 million and net interest margin was 3.26%, compared to $13.2 million and 3.15%, respectively, for the linked quarter. These improvements were driven mostly by $405,000 of additional interest income for prepayment fees and interest recovered on nonaccrual loans, which added 10 basis points to net interest margin. Absent this one-time income, the prolonged, low interest rate environment has continued to put downward pressure on asset yields. However, the impact in the third quarter of 2013 was offset by the combination of higher average loan balances and continued reduction in total funding cost. Both net interest income and margin also benefited from an improvement in the overall yield on Peoples' investment portfolio. On a year-to-date basis, both net interest income and margin were down slightly from the prior year due to the relatively flat yield curve.
"We are pleased with the generally stable net interest income and margin for two straight quarters considering the challenges of the current interest rate environment," added Sloane. "The relatively flat yield curve limits our ability, like many banks, to improve net interest income and puts downward pressure on net interest margin. We are fortunate to be less reliant upon net interest income than most banks our size due to our sizable fee income. However, we remain focused on generating meaningful loan growth each quarter as a means of increasing net interest income and enhancing our margin."
Third quarter 2013 non-interest income was 4% higher than the linked quarter, due mostly to increased deposit account service charges. The higher deposit account service charges were primarily attributable to additional overdraft fees during the quarter. Compared to the prior year, non-interest income was up 12% for the third quarter and 7% through nine months of 2013. Much of this growth was the result of increased insurance and investment income due to acquisitions completed in the second half of 2012 and first half of 2013. Peoples' insurance income also benefited from industry-wide increases in premiums for insurance policies. Year-over-year, insurance income was up 38% for the quarter and 21% on a year-to-date basis, while trust and investment income increased by 12% and 16%, respectively. These increases were partially offset by lower mortgage banking income due to fewer loans being sold in the secondary market.
Total non-interest expenses were $17.3 million for the third quarter of 2013, higher than recent quarters but in line with Peoples' previous guidance. Key drivers of the linked quarter increase were $264,000 of pension settlement charges associated with lump sum distributions and $182,000 of acquisition-related expenses. These additional expenses caused the efficiency ratio to be outside Peoples' target range of 68% to 70%. The pension settlement charges also accounted for the majority of the increase in Peoples' salary and employee benefit costs, while the acquisition-related expenses consisted primarily of fees for legal and other professional services. In comparison, Peoples did not incur any pension settlement charges in the third quarter of 2012, while acquisition-related expenses totaled $337,000. Peoples also has incurred additional expenses throughout 2013 due to various strategic investments to grow revenue over the past year. These actions included acquisitions in each business line, adding new talent and the branch remodeling project. These initiatives also have led to an increase in the number of full-time equivalent employees from 501 a year ago, to 539 at September 30, 2013.
"Generating positive operating leverage in 2013 continues to be challenging," said Sulerzyski. "While we are experiencing double-digit increases in our insurance and investment revenues in 2013, there has been pressure on other revenue sources, primarily net interest income. In addition, the modest increase in long-term interest rates during the quarter had a dual impact on overall revenue growth. The higher rates resulted in more stable net interest income but caused a significant decrease in mortgage banking activity. On the expense side, we remained disciplined with operating costs and have been effective in managing the overall increase in total non-interest expense."
At September 30, 2013, period-end loan balances were $1.06 billion, $26.9 million higher than the prior quarter-end amount and up 7% compared to year-end 2012. As a result of this growth, third quarter 2013 average loan balances were up 13% on an annualized basis versus the linked quarter and up 8% year-over-year. The key driver of the linked quarter increase was higher residential mortgage loan balances, including lines of credit, which grew $13.4 million, or at an 18% annualized rate. Peoples also experienced another consecutive quarter of solid growth in non-mortgage consumer loans, with period-end balances up $8.8 million or 29% on an annualized basis. Total group loan balances were impacted by some larger payoffs but finished the quarter $2.1 million higher than the prior quarter-end. Peoples also made further progress on improving the overall quality of the commercial portfolio through a change in mix. Over the last twelve months, commercial real estate loan balances have decreased 4% while commercial and industrial loan balances grew 12%.
“For the second consecutive quarter, we grew loan balances at a double-digit annualized pace due largely to increased production in each segment of the portfolio,” said Sulerzyski. "The strong growth in residential mortgages was somewhat unexpected as we had expected a greater customer preference for 30-year fixed-rate loans, which we sell on the secondary market. Growth in other consumer loans was in line with our expectations, while commercial loan growth was limited by unexpected payoffs. Still, we are on pace to achieve our 2013 goal of 8% to 10% growth."
At September 30, 2013, total nonperforming assets were $11.3 million, down slightly from the prior quarter-end and 28% lower than December 31, 2012. As a result, nonperforming assets were 1.06% of total loans plus other real estate owned ("OREO") at quarter-end versus 1.18% at June 30, 2013 and 1.58% at year-end 2012. The linked quarter decreases occurred as a reduction in nonaccrual loans was partially offset by higher balances of loans 90 or more days past due at quarter-end. Total criticized loans, which are those classified as watch, substandard or doubtful, maintained their declining trend during quarter primarily as a result of paydowns on nonaccrual commercial loans. For the quarter, Peoples reduced criticized loans by 7%, while criticized loan balances were 32% lower than year-end 2012.
"Our continued focus on asset quality and credit discipline led to a further reduction in problem loans during the third quarter," said Sloane. "We also saw recoveries exceed charge-offs for the third consecutive quarter. In contrast, the amount of loans at least 90 days past due was up at quarter-end, although we consider this situation to be temporary as the majority of these balances are expected to be brought current prior to year-end."
Through nine months of 2013, total gross recoveries have exceeded charge-offs by $3.4 million. The combination of net recoveries and continued improvement in asset quality in 2013 led Peoples to decrease the allowance for loan losses to $16.9 million, or 1.60% of total loans, at September 30, 2013. The ratio of the allowance for loan losses to total loans was 1.66% at June 30, 2013, 1.81% at year-end 2012 and 1.88% at September 30, 2012. In contrast, Peoples' allowance for loan losses as a percentage of nonperforming loans was 151.8% versus 141.1% at June 30, 2013 and 119.8% at year-end 2012.
At September 30, 2013, Peoples' retail deposit balances were virtually unchanged from the prior quarter-end as higher non-interest-bearing balances were nearly offset by a decline in interest-bearing balances. The increase in non-interest-bearing deposit balances was primarily the result of a single commercial customer maintaining a higher than normal balance on September 30, 2013. Absent this increase, total non-interest-bearing balances were consistent with the prior quarter-end, with average balances of $325.1 million for the third quarter of 2013. Non-interest-bearing deposits also continued to comprise over 20% of Peoples' total deposits. Within Peoples' interest-bearing deposits, key drivers of the linked quarter decline were lower money market account and certificate of deposit ("CD") balances. Peoples continued to experience a further reduction in money market balances associated with its trust customers. The decline in CD balances was the result of management's ongoing funding strategy which emphasizes growing low-cost core deposits and reducing higher-costing funds. Total borrowed funds have increased during 2013 as Peoples has utilized short-term borrowings to fund a portion of the loan growth.
Peoples' effective tax rate was 63.5% for the third quarter of 2013 and 42.5% on a year-to-date basis. Both of these rates include the entire impact of the $2.2 million tax liability related to the BOLI surrender. As a result of this additional expense, Peoples' effective tax rates were significantly higher than recent periods. Management expects Peoples' effective tax rate to approximate 32% for the fourth quarter of 2013 and 40% for the full year.
"Overall, we continued to make good progress with several of our 2013 strategic goals during the third quarter," summarized Sulerzyski. "Our most notable accomplishments included meaningful loan growth and the Ohio Commerce Bank acquisition. In addition, we remain focused on growing our core revenue stream, improving overall operating efficiency and generating favorable long-term returns for our shareholders."

Peoples Bancorp Inc. is a diversified financial services holding company with $2.0 billion in total assets, 50 locations and 47 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2013 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

◦
Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes the provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of Peoples' business strategies, including the successful integration of the recently completed Ohio Commerce Bank acquisition and the insurance business acquisitions completed in the first half of 2013, the expansion of consumer lending activity and rebranding efforts; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Federal Reserve Board, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) adverse changes in the economic conditions and/or activities, including impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as continuing economic uncertainty in the U.S., the European Union, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (6) legislative or regulatory changes or actions, including in particular the Dodd-Frank

Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject Peoples, its subsidiaries or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (7) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (8) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations; (9) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio and interest rate sensitivity of Peoples' consolidated balance sheet; (10) Peoples' ability to receive dividends from its subsidiaries; (11) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (12) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (13) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (14) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of our third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (15) the overall adequacy of our risk management program; and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Peoples encourages readers of this news release to understand forward-looking statements are strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2013 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
PER SHARE:
Earnings per share:
Basic	$0.24	$0.46	$0.45	$1.17	$1.56
Diluted	0.23	0.46	0.45	1.16	1.56
Cash dividends declared per share	0.14	0.14	0.11	0.40	0.33
Book value per share	20.97	20.71	20.77	20.97	20.77
Tangible book value per share (a)	14.23	13.94	14.28	14.23	14.28
Closing stock price at end of period	$20.88	$21.08	$22.89	$20.88	$22.89

SELECTED RATIOS:
Return on average equity (b)	4.61%	8.74%	8.86%	7.52%	10.41%
Return on average assets (b)	0.53%	1.03%	1.04%	0.87%	1.21%
Efficiency ratio (c)	72.47%	71.71%	70.06%	71.94%	68.36%
Pre-provision net revenue to average assets (b)(d)	1.26%	1.25%	1.34%	1.25%	1.47%
Net interest margin (b)(e)	3.26%	3.15%	3.30%	3.18%	3.38%
Dividend payout ratio	60.11%	30.73%	24.36%	34.67%	21.33%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP financial measure since it excludes the recovery of or provision for loan losses and net gains or losses on securities transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2013	2013	2012	2013	2012
Interest income	$16,509	$16,111	$16,942	$48,686	$51,895
Interest expense	2,833	2,956	3,621	8,880	11,530
Net interest income	13,676	13,155	13,321	39,806	40,365
Recovery of loan losses	(919)	(1,462)	(956)	(3,446)	(4,213)
Net interest income after recovery of loan losses	14,595	14,617	14,277	43,252	44,578

Net (loss) gain on securities transactions	(1)	26	112	443	3,275
Loss on debt extinguishment	—	—	—	—	(3,111)
Net gain on loans held-for-sale and other real estate owned	10	81	—	86	8
Net loss on other assets	(29)	(87)	(161)	(116)	(163)

Non-interest income:
Insurance income	3,261	3,220	2,367	9,359	7,756
Deposit account service charges	2,377	2,045	2,261	6,479	6,728
Trust and investment income	1,751	1,772	1,565	5,225	4,510
Electronic banking income	1,547	1,561	1,484	4,527	4,436
Mortgage banking income	360	365	638	1,443	1,869
Other non-interest income	290	253	257	841	853
Total non-interest income	9,586	9,216	8,572	27,874	26,152

Non-interest expense:
Salaries and employee benefits costs	9,358	8,934	8,051	27,009	24,711
Net occupancy and equipment	1,637	1,626	1,423	5,121	4,358
Professional fees	1,188	1,002	1,172	3,084	3,189
Electronic banking expense	920	885	887	2,645	2,451
Marketing expense	547	562	534	1,559	1,490
Data processing and software	530	488	470	1,479	1,442
Franchise taxes	412	413	415	1,238	1,241
Communication expense	342	361	294	1,006	930
FDIC insurance	224	250	257	754	789
Foreclosed real estate and other loan expenses	243	223	263	683	739
Amortization of intangible assets	180	164	134	533	350
Other non-interest expense	1,682	1,514	1,766	4,759	4,678
Total non-interest expense	17,263	16,422	15,666	49,870	46,368
Income before income taxes	6,898	7,431	7,134	21,669	24,371
Income tax expense	4,381	2,510	2,310	9,209	7,860
Net income	$2,517	$4,921	$4,824	$12,460	$16,511

PER SHARE DATA:
Earnings per share – Basic	$0.24	$0.46	$0.45	$1.17	$1.56
Earnings per share – Diluted	$0.23	$0.46	$0.45	$1.16	$1.56
Cash dividends declared per share	$0.14	$0.14	$0.11	$0.40	$0.33

Weighted-average shares outstanding – Basic	10,589,126	10,576,643	10,530,800	10,574,130	10,522,874
Weighted-average shares outstanding – Diluted	10,692,555	10,597,033	10,530,876	10,664,999	10,522,905
Actual shares outstanding (end of period)	10,596,797	10,583,161	10,534,445	10,596,797	10,534,445

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in $000’s)	2013	2012

Assets
Cash and cash equivalents:
Cash and due from banks	$41,348	$47,256
Interest-bearing deposits in other banks	9,312	15,286
Total cash and cash equivalents	50,660	62,542

Available-for-sale investment securities, at fair value (amortized cost of
$623,024 at September 30, 2013 and $628,584 at December 31, 2012)	616,036	639,185
Held-to-maturity investment securities, at amortized cost (fair value of
$48,629 at September 30, 2013 and $47,124 at December 31, 2012)	49,758	45,275
Other investment securities, at cost	24,679	24,625
Total investment securities	690,473	709,085

Loans, net of deferred fees and costs	1,057,165	985,172
Allowance for loan losses	(16,902)	(17,811)
Net loans	1,040,263	967,361

Loans held-for-sale	3,179	6,546
Bank premises and equipment, net of accumulated depreciation	28,990	27,013
Bank owned life insurance	1,865	51,229
Goodwill	65,786	64,881
Other intangible assets	5,631	3,644
Other assets	32,858	25,749
Total assets	$1,919,705	$1,918,050

Liabilities
Deposits:
Non-interest-bearing deposits	$356,767	$317,071
Interest-bearing deposits	1,081,099	1,175,232
Total deposits	1,437,866	1,492,303

Short-term borrowings	106,843	47,769
Long-term borrowings	124,146	128,823
Accrued expenses and other liabilities	28,603	27,427
Total liabilities	1,697,458	1,696,322

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at September 30, 2013 and December 31, 2012)	—	—
Common stock, no par value (24,000,000 shares authorized, 11,197,041 shares issued at September 30, 2013 and 11,155,648 shares issued at
December 31, 2012), including shares in treasury	168,457	167,039
Retained earnings	77,298	69,158
Accumulated comprehensive (loss) income, net of deferred income taxes	(8,545)	654
Treasury stock, at cost (600,244 shares at September 30, 2013 and
607,688 shares at December 31, 2012)	(14,963)	(15,123)
Total stockholders' equity	222,247	221,728
Total liabilities and stockholders' equity	$1,919,705	$1,918,050

SELECTED FINANCIAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2013	2013	2013	2012	2012
Loan Portfolio
Commercial real estate, construction	$39,969	$30,770	$24,108	$34,265	$50,804
Commercial real estate, other	374,953	389,281	381,331	378,073	379,561
Commercial and industrial	192,238	184,981	174,982	180,131	172,068
Residential real estate	262,602	252,282	237,193	233,841	233,501
Home equity lines of credit	55,341	52,212	50,555	51,053	51,137
Consumer	127,785	119,029	108,353	101,246	100,116
Deposit account overdrafts	4,277	1,674	3,996	6,563	1,580
Total loans	$1,057,165	$1,030,229	$980,518	$985,172	$988,767

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$334,910	$349,511	$353,894	$392,313	$413,837
Money market deposit accounts	224,400	238,554	288,538	288,404	251,735
Governmental deposit accounts	151,910	146,817	167,441	130,630	157,802
Savings accounts	196,293	199,503	200,549	183,499	172,715
Interest-bearing demand accounts	123,966	125,875	124,969	124,787	112,854
Total retail interest-bearing deposits	1,031,479	1,060,260	1,135,391	1,119,633	1,108,943
Brokered certificates of deposits	49,620	50,393	52,648	55,599	55,168
Total interest-bearing deposits	1,081,099	1,110,653	1,188,039	1,175,232	1,164,111
Non-interest-bearing deposits	356,767	325,125	340,887	317,071	288,376
Total deposits	$1,437,866	$1,435,778	$1,528,926	$1,492,303	$1,452,487

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$2,597	$1,520	$1,215	$1,235	$882
Nonaccrual loans	8,537	10,607	11,803	13,638	15,481
Total nonperforming loans	11,134	12,127	13,018	14,873	16,363
Other real estate owned	120	120	815	836	1,173
Total nonperforming assets	$11,254	$12,247	$13,833	$15,709	$17,536

Allowance for loan losses as a percent of
nonperforming loans	151.79%	141.11%	133.96%	119.75%	113.71%
Nonperforming loans as a percent of total loans	1.05%	1.17%	1.32%	1.50%	1.63%
Nonperforming assets as a percent of total assets	0.59%	0.64%	0.71%	0.82%	0.94%
Nonperforming assets as a percent of total loans
and other real estate owned	1.06%	1.18%	1.41%	1.58%	1.75%
Allowance for loan losses as a percent of total loans	1.60%	1.66%	1.78%	1.81%	1.88%

Capital Information(a)
Tier 1 common ratio	14.09%	14.17%	14.69%	14.06%	13.86%
Tier 1 risk-based capital ratio	14.09%	14.17%	14.69%	14.06%	15.85%
Total risk-based capital ratio (Tier 1 and Tier 2)	15.46%	15.54%	16.05%	15.43%	17.16%
Leverage ratio	9.14%	9.04%	8.90%	8.83%	10.13%
Tier 1 common capital	$168,254	$166,576	$164,329	$160,604	$157,520
Tier 1 capital	168,254	166,576	164,329	160,604	180,147
Total capital (Tier 1 and Tier 2)	184,550	182,706	179,569	176,224	195,083
Total risk-weighted assets	$1,194,016	$1,175,647	$1,118,644	$1,141,938	$1,136,532
Tangible equity to tangible assets (b)	8.16%	8.07%	8.35%	8.28%	8.37%
(a) September 30, 2013 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this news release.

(RECOVERY OF) PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2013	2013	2012	2013	2012
(Recovery of) Provision for Loan Losses
Provision for checking account overdrafts	$131	$138	$144	$254	$212
Recovery of other loan losses	(1,050)	(1,600)	(1,100)	(3,700)	(4,425)
Total recovery of loan losses	$(919)	$(1,462)	$(956)	$(3,446)	$(4,213)

Net (Recoveries) Charge-Offs
Gross charge-offs	$1,013	$616	$858	$2,620	$4,941
Recoveries	1,721	1,752	496	5,157	4,044
Net (recoveries) charge-offs	$(708)	$(1,136)	$362	$(2,537)	$897

Net (Recoveries) Charge-Offs by Type
Commercial real estate, construction	$—	$—	$—	$—	$—
Commercial real estate, other	(1,308)	(1,215)	139	(3,331)	574
Commercial and industrial	(7)	7	(143)	(17)	(258)
Residential real estate	179	(57)	253	140	282
Home equity lines of credit	153	(5)	8	142	71
Consumer	176	53	(24)	284	(31)
Deposit account overdrafts	99	81	129	245	259
Total net (recoveries) charge-offs	$(708)	$(1,136)	$362	$(2,537)	$897
As a percent of average gross loans (annualized)	(0.26)%	(0.45)%	0.15%	(0.33)%	0.13%

SUPPLEMENTAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2013	2013	2013	2012	2012

Trust assets under management	$994,683	$939,292	$927,675	$888,134	$874,293
Brokerage assets under management	449,196	433,651	433,217	404,320	398,875
Mortgage loans serviced for others	$339,557	$338,854	$343,769	$330,721	$307,052
Employees (full-time equivalent)	539	545	517	494	501

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	September 30, 2013			June 30, 2013			September 30, 2012
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$5,914	$21	1.41%	$11,399	$25	0.88%	$10,150	$5	0.20%
Investment securities (a)(b)	684,268	4,795	2.80%	708,622	4,809	2.71%	691,304	5,270	3.05%
Gross loans (a)	1,041,901	12,000	4.59%	1,009,515	11,576	4.61%	966,758	11,942	4.92%
Allowance for loan losses	(17,670)			(17,866)			(19,981)
Total earning assets	1,714,413	16,816	3.91%	1,711,670	16,410	3.85%	1,648,231	17,217	4.17%

Intangible assets	71,517			71,081			65,912
Other assets	105,802			128,237			133,448
Total assets	$1,891,732			$1,910,988			$1,847,591

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$199,592	$27	0.05%	$199,065	$27	0.05%	$164,771	$24	0.06%
Government deposit accounts	153,085	142	0.37%	147,824	168	0.46%	162,773	247	0.61%
Interest-bearing demand accounts	124,093	25	0.08%	124,199	25	0.08%	114,030	23	0.08%
Money market deposit accounts	226,453	86	0.15%	266,602	93	0.14%	244,857	96	0.16%
Brokered certificates of deposits	49,810	464	3.70%	51,952	468	3.61%	55,158	491	3.54%
Retail certificates of deposit	343,549	930	1.07%	350,141	1,017	1.17%	407,254	1,290	1.26%
Total interest-bearing deposits	1,096,582	1,674	0.61%	1,139,783	1,798	0.63%	1,148,843	2,171	0.75%

Short-term borrowings	101,099	29	0.11%	68,802	22	0.13%	47,772	19	0.16%
Long-term borrowings	125,398	1,131	3.58%	126,927	1,136	3.58%	128,970	1,431	4.37%
Total borrowed funds	226,497	1,160	2.03%	195,729	1,158	2.36%	176,742	1,450	3.23%
Total interest-bearing liabilities	1,323,079	2,834	0.85%	1,335,512	2,956	0.89%	1,325,585	3,621	1.08%

Non-interest-bearing deposits	325,129			326,020			280,223
Other liabilities	26,795			23,568			25,066
Total liabilities	1,675,003			1,685,100			1,630,874
Stockholders’ equity	216,729			225,888			216,717
Total liabilities and equity	$1,891,732			$1,910,988			$1,847,591

Net interest income/spread (a)		$13,982	3.06%		$13,454	2.96%		$13,596	3.09%
Net interest margin (a)			3.26%			3.15%			3.30%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Nine Months Ended
	September 30, 2013			September 30, 2012
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$18,682	$65	0.47%	$8,594	$13	0.21%
Investment securities (a)(b)	699,396	14,445	2.75%	683,942	16,878	3.29%
Gross loans (a)	1,012,366	35,070	4.64%	957,563	35,802	4.99%
Allowance for loan losses	(18,102)			(22,013)
Total earning assets	1,712,342	49,580	3.87%	1,628,086	52,693	4.32%

Intangible assets	70,868			65,028
Other assets	122,371			132,718
Total assets	$1,905,581			$1,825,832

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$196,508	$78	0.05%	$156,634	$67	0.06%
Government deposit accounts	148,901	512	0.46%	154,106	736	0.64%
Interest-bearing demand accounts	125,009	75	0.08%	111,337	94	0.11%
Money market deposit accounts	260,180	275	0.14%	252,041	332	0.18%
Brokered certificates of deposits	51,949	1,408	3.62%	56,809	1,505	3.54%
Retail certificates of deposit	358,307	3,062	1.14%	405,045	4,273	1.41%
Total interest-bearing deposits	1,140,854	5,410	0.63%	1,135,972	7,007	0.82%

Short-term borrowings	68,204	65	0.13%	52,467	57	0.14%
Long-term borrowings	126,904	3,406	3.58%	137,044	4,466	4.31%
Total borrowed funds	195,108	3,471	2.37%	189,511	4,523	3.16%
Total interest-bearing liabilities	1,335,962	8,881	0.89%	1,325,483	11,530	1.16%

Non-interest-bearing deposits	323,733			265,728
Other liabilities	24,447			22,670
Total liabilities	1,684,142			1,613,881
Stockholders’ equity	221,439			211,951
Total liabilities and equity	$1,905,581			$1,825,832

Net interest income/spread (a)		$40,699	2.98%		$41,163	3.16%
Net interest margin (a)			3.18%			3.38%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s)	2013	2013	2013	2012	2012

Tangible Equity:
Total stockholders' equity, as reported	$222,247	$219,147	$226,079	$221,728	$218,835
Less: goodwill and other intangible assets	71,417	71,608	69,977	68,525	68,422
Tangible equity	$150,830	$147,539	$156,102	$153,203	$150,413

Tangible Assets:
Total assets, as reported	$1,919,705	$1,899,841	$1,938,722	$1,918,050	$1,866,510
Less: goodwill and other intangible assets	71,417	71,608	69,977	68,525	68,422
Tangible assets	$1,848,288	$1,828,233	$1,868,745	$1,849,525	$1,798,088

Tangible Book Value per Share:
Tangible equity	$150,830	$147,539	$156,102	$153,203	$150,413
Common shares outstanding	10,596,797	10,583,161	10,568,147	10,547,960	10,534,445

Tangible book value per common share	$14.23	$13.94	$14.77	$14.52	$14.28

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$150,830	$147,539	$156,102	$153,203	$150,413
Tangible assets	$1,848,288	$1,828,233	$1,868,745	$1,849,525	$1,798,088

Tangible equity to tangible assets	8.16%	8.07%	8.35%	8.28%	8.37%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2013	2013	2012	2013		2012

Pre-Provision Net Revenue:
Income before income taxes	$6,898	$7,431	$7,134	$21,669		$24,371
Add: provision for loan losses	—	—	—	—		—
Add: loss on debt extinguishment	—	—	—	—		3,111
Add: loss on loans held-for-sale and OREO	—	—	—	5		—
Add: net loss on securities transactions	1	—	—	1		—
Add: loss on other assets	29	89	174	118		176
Less: recovery of loan losses	919	1,462	956	3,446		4,213
Less: gain on loans held-for-sale and OREO	10	81	—	91		8
Less: net gain on securities transactions	—	26	112	444		3,275
Less: gain on other assets	—	2	13	2		13
Pre-provision net revenue	$5,999	$5,949	$6,227	$17,810		$20,149

Pre-provision net revenue	$5,999	$5,949	$6,227	$17,810	13,928	$20,149
Total average assets	1,891,732	1,910,988	1,847,591	1,905,581		1,825,832

Pre-provision net revenue to total average assets (annualized)	1.26%	1.25%	1.34%	1.25%		1.47%

END OF RELEASE